Exhibit 99.1

News Release

Contacts:	Media – Joseph F. Ailinger Jr.	Analysts – Andy Clark
	(617) 722-7571	(412) 234-4633
	ailinger.jf@mellon.com	clark.aj@mellon.com

FOR IMMEDIATE RELEASE

MELLON COMPLETES ACQUISITION OF CITY CAPITAL

— Continues strong growth push in Southeast —

BOSTON and ATLANTA, December 1, 2005 — Mellon Financial Corporation has completed its previously announced acquisition of City Capital, Inc., a privately held, Atlanta-based investment management firm specializing in meeting the investment needs of high net worth individuals and institutions. Terms of the agreement were not disclosed.

City Capital, which adds more than $800 million in client assets to Mellon, will become part of Mellon’s existing team in Atlanta, led by D. Jack Sawyer Jr., regional president for Georgia.

“We welcome both our new clients and the opportunity to deepen our ties in Georgia,” said David F. Lamere, Mellon vice chairman and president of its Private Wealth Management group. “Partnering with a firm and professionals of this quality and capability will enable Mellon to further enhance its strong presence in the Southeast. We look forward to the contributions of our expanded team in Georgia.”

“We are pleased to join Mellon and look forward to the opportunity to provide our clients with enhanced resources and capabilities to help them meet their investment management needs,” said Willis Dobbs, City Capital chairman.

The deal represents Mellon’s fourth acquisition in its Private Wealth Management group in less than two years. In 2004, Mellon acquired investment management firms in Seattle, Las Vegas, and Providence. Mellon acquired The Arden Group, also based in Atlanta, in 2003.

With more than $78 billion in client assets, Mellon’s Private Wealth Management group maintains 60 offices nationwide in California, Colorado, Delaware, Florida, Georgia, Maryland, Massachusetts, Nevada, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, and Washington.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations, and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, payment solutions and investor services, and treasury services. Mellon has approximately $4.5 trillion in assets under management, administration or custody, including $766 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

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